UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 16, 2009
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
     On June 17, 2009, F.N.B. Corporation’s (the “Corporation”) Board of Directors elected William B. Campbell as Chairman. Mr. Campbell will succeed Stephen J. Gurgovits, who continues as President and Chief Executive Officer, as Chairman. Mr. Gurgovits will also continue to serve as Chief Executive Officer of the Corporation’s principal subsidiary, First National Bank of Pennsylvania (the “Bank”). Mr. Campbell has been a member on the Corporation Board since 1975 and a Director of the Bank since 1973. Mr. Campbell had been the Corporation’s Lead Director and will continue to serve on the Corporation’s Executive, Nominating and Corporate Governance and Succession Committees.
     On June 17, 2009, the Corporation named Vincent J. Calabrese to succeed Brian F. Lilly as the Corporation’s Chief Financial Officer. Mr. Lilly was recently appointed the Corporation’s Chief Operating Officer. Mr. Calabrese will continue as the Corporation’s Corporate Controller and Principal Accounting Officer. Mr. Calabrese’s annual base salary will increase from $208,302 to $260,000 and his target annual incentive bonus opportunity will increase from 35% of base salary to 40% of base salary. In determining the increase to Mr. Calabrese’s base salary, the Compensation Committee took into consideration Mr. Calabrese’s increased responsibilities and information furnished by the Corporation’s compensation consultant concerning the base salary paid by peer financial institutions to their respective chief financial officers.
     On June 19, 2009 the Bank’s Board of Directors elected Vincent J. Delie as the Bank’s President, effective immediately. Mr. Delie has been a senior management official with the Bank since 2005 and most recently was named President of the Bank’s Banking Group with primary responsibilities including the Bank’s sales and revenue activities and an Executive Vice President of the Corporation. The Compensation Committee increased Mr. Delie’s annual base salary from $300,000 to $360,000. In determining the increase to Mr. Delie’s base salary, the Committee took into consideration Mr. Delie’s increased responsibilities and information furnished by the Corporation’s compensation consultant concerning the base salary paid by peer financial institutions to executives with similar management responsibilities and to insure that his base salary remains competitive within the financial services industry.
     On June 17, 2009, the Committee also determined it appropriate to set Mr. Gurgovits’ target annual incentive bonus opportunity to 60% of base pay consistent with his target opportunity when he previously served as Chief Executive Officer.
     A copy of the press release issued by the Corporation in connection with Mr. Campbell’s election as the Chairman of the Corporation’s Board of Directors is filed with this report as Exhibit 99.1. A copy of the press release relating to Mr. Calabrese’s promotion to the Corporation’s Chief Financial Officer is filed with this report as Exhibit 99.2. A copy of the press release concerning Mr. Delie’s appointment as Bank President is filed with this report as Exhibit 99.3.
     The Corporation incorporates by reference in this Form 8-K, information regarding Mr. Calabrese as disclosed in the Corporation’s proxy statement for its 2009 Annual Meeting of Shareholders under the captions “Information Concerning Directors and Executive Officers - Directors and Executive Officers” and “Related Person Transactions.”

ITEM 8.01 OTHER EVENTS
     On June 16, 2009, the Corporation announced that it has completed the previously announced public offering of 24,150,000 shares of common stock at a price of $5.50 per share. The net proceeds of the offering, after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $125.8 million. A copy of the press release announcing the completion of the stock offering is filed with this report as Exhibit 99.4.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
Exhibits:
99.1 Press release dated June 17, 2009 announcing the election of William B. Campbell as Chairman of the Board of Directors of F.N.B. Corporation.
99.2 Press release dated June 18, 2009 announcing the promotion of Vincent J. Calabrese to Chief Financial Officer of F.N.B. Corporation.
99.3 Press release dated June 19, 2009 announcing the election of Vincent J. Delie as President of First National Bank of Pennsylvania.
99.4 Press release dated June 16, 2009 announcing F.N.B. Corporation’s completion of its common stock offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION (Registrant)
By:	/s/ Vincent J. Calabrese
Name:	Vincent J. Calabrese
Title:	Chief Financial Officer (Principal Financial Officer)

Dated: June 19, 2009